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                                                                    EXHIBIT 21.1



Subsidiaries of the Registrant

EOTT Energy Operating Limited Partnership, a Delaware limited partnership EOTT Energy Pipeline Limited Partnership, a Delaware limited partnership EOTT Energy Liquids, L.P., a Delaware limited partnership
EOTT Energy Finance Corp., a Delaware corporation
EOTT Energy General Partner, LLC, a Delaware limited liability company EOTT Energy Canada Limited Partnership, a Delaware limited partnership
         EOTT Energy Canada Management Ltd., an Alberta corporation